Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

BABYLON HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A ordinary shares, par value $0.001056433113 per share (“Ordinary Shares”), reserved for issuance pursuant to future awards under the 2021 Plan(1)	1,349,610	$7.93	$10,702,407.30	$1,179.41

(1)	Represents the sum of the following:

(a)	1,242,936 Ordinary Shares that were added to the shares authorized for issuance pursuant to future awards under the Registrant’s 2021 Equity Incentive Plan with Non-Employee Sub-Plan (the “2021 Plan”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such evergreen provision, the total number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the least of: (i) 1,813,408 Ordinary Shares; (ii) 5% of the total number of all classes of shares of the Registrant that have been issued as at December 31st of the preceding calendar year, in each case, subject to applicable law and the Registrant having sufficient authorized but unissued shares; and (iii) such number of Ordinary Shares as the Registrant’s board of directors may designate prior to the applicable January 1; and

(b)	106,674 Ordinary Shares that were added to the shares authorized for issuance pursuant to future awards under the 2021 Plan, calculated from January 2, 2022 through January 1, 2023, pursuant to the share recycling provisions of the 2021 Plan, which provide for recycling of a maximum of 956,091 Ordinary Shares underlying options subsisting as of October 21, 2021 under the Registrant’s Long Term Incentive Plan and Company Share Option Plan, which have expired, lapsed, terminated or meet other recycling criteria set forth in the 2021 Plan.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional Ordinary Shares of the Registrant that become issuable under the 2021 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding Ordinary Shares.

(3)	The offering price per share and the aggregate offering price for Ordinary Shares reserved for future issuance under the 2021 Plan are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, on the basis of the average of the high ($8.15) and low ($7.70) trading prices of the Ordinary Shares as reported on the New York Stock Exchange on April 17, 2023, which date is within five business days prior to filing this Registration Statement.